Exhibit 99.1

Hut 8 Announces Early Payoff of Outstanding Loan

Anchorage Digital converted entire ~$38 million loan balance to common shares at a price of $16.395 per share

Strengthens Company’s financial position as it advances pipeline of AI and mining infrastructure opportunities

MIAMI, FL, October 1, 2024 (GLOBE NEWSWIRE) – Hut 8 Corp. (Nasdaq | TSX: HUT) (“Hut 8” or the “Company”), a leading, vertically integrated operator of large-scale energy infrastructure and one of North America’s largest Bitcoin miners, today announced the conversion of the entire ~$38 million outstanding balance of its subsidiary’s outstanding loan with Anchorage Lending CA, LLC, a subsidiary of Anchor Labs, Inc. d/b/a Anchorage Digital (“Anchorage Digital”), into common stock of the Company (the “Conversion”).

"Hut 8 stands out for its conviction to innovation — it's a key reason that we originally backed them with a loan, and it's the same reason we've now converted that debt to equity," said Nathan McCauley, Co-Founder and CEO of Anchorage Digital. "In an evolving market, Hut 8 has proven that they can adapt to meet the moment and come out stronger — for the benefit of the company and the digital asset ecosystem at large. We value that kind of resilience on our balance sheet, and our new ownership stake makes that clear."

“Our relationship with Anchorage Digital has been instrumental to our growth,” said Asher Genoot, CEO of Hut 8. “We are grateful for their continued support as we scale and diversify our business while maintaining an unwavering focus on disciplined and creative capital deployment.”

“With a strengthened balance sheet and decreased leverage, we believe we are even better positioned to advance discussions with prospective counterparties and execute on the development of next-generation mining and AI data centers.”

Key Transaction Terms

Anchorage Digital has converted the ~$38 million outstanding balance of the loan at a price of $16.395 per share of common stock of Hut 8 pursuant to a Debt Repayment Agreement (the “Debt Repayment Agreement”). The share price represents a 51% premium to the 20-Day VWAP through September 26, 2024, the day prior to the signing of the Debt Repayment Agreement.

Upon completion of the Conversion, the outstanding loan and all other related obligations of the Company and its subsidiaries have been satisfied.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Additional information, including the Debt Repayment Agreement, is available in the Form 8-K that the Company will file with the Securities and Exchange Commission.

Upcoming Conferences & Events

●	October 7–9, 2024: Yotta 2024
●	October 15, 2024: USC Marshall Energy Business Summit 2024
●	November 13–14, 2024: Cantor Fitzgerald Crypto, Digital Assets & AI Infrastructure Conference 2024
●	November 19, 2024: Craig-Hallum 15th Annual Alpha Select Conference
●	November 19, 2024: Benzinga Future of Digital Assets Conference 2024

About Hut 8

Hut 8 Corp. is an energy infrastructure operator and Bitcoin miner with self-mining, hosting, managed services, and traditional data center operations across North America. Headquartered in Miami, Florida, Hut 8 Corp. has a portfolio comprising twenty sites: ten Bitcoin mining, hosting, and Managed Services sites in Alberta, New York, and Texas, five high performance computing data centers in British Columbia and Ontario, four power generation assets in Ontario, and one newly announced site in the Texas Panhandle. For more information, visit www.hut8.com and follow us on X (formerly known as Twitter) at @Hut8Corp.

Cautionary Note Regarding Forward–Looking Information

This press release includes “forward-looking information” and “forward-looking statements” within the meaning of Canadian securities laws and United States securities laws, respectively (collectively, “forward-looking information”). All information, other than statements of historical facts, included in this press release that address activities, events or developments that Hut 8 expects or anticipates will or may occur in the future, including such things as future business strategy, competitive strengths, goals, expansion and growth of the business, operations, plans and other such matters is forward-looking information. Forward-looking information is often identified by the words “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “allow”, “believe”, “estimate”, “expect”, “predict”, “can”, “might”, “potential”, “predict”, “is designed to”, “likely” or similar expressions. Specifically, such forward-looking information included in this press release includes statements relating to the Company’s advancement of its AI and mining infrastructure pipeline and the Company’s ability to continue scaling and diversifying its business while maintaining an unwavering focus on disciplined and creative capital deployment.

Statements containing forward-looking information are not historical facts, but instead represent management's expectations, estimates and projections regarding future events based on certain material factors and assumptions at the time the statement was made. While considered reasonable by Hut 8 as of the date of this press release, such statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking information, including but not limited to, security and cybersecurity threats and hacks; malicious actors or botnet obtaining control of processing power on the Bitcoin network; further development and acceptance of the Bitcoin network; changes to Bitcoin mining difficulty; loss or destruction of private keys; increases in fees for recording transactions in the Blockchain; erroneous transactions; reliance on a limited number of key employees; reliance on third party mining pool service providers; regulatory changes; classification and tax changes; momentum pricing risk; fraud and failure related to digital asset exchanges; difficulty in obtaining banking services and financing; difficulty in obtaining insurance, permits and licenses; internet and power disruptions; geopolitical events; uncertainty in the development of cryptographic and algorithmic protocols; uncertainty about the acceptance or widespread use of digital assets; failure to anticipate technology innovations; the COVID19 pandemic, climate change; currency risk; lending risk and recovery of potential losses; litigation risk; business integration risk; changes in market demand; changes in network and infrastructure; system interruption; changes in leasing arrangements; failure to achieve intended benefits of power purchase agreements; potential for interrupted delivery, or suspension of the delivery, of energy to mining sites and other risks related to the digital asset mining and data center business. For a complete list of the factors that could affect Hut 8, please see the “Risk Factors” section of Hut 8’s Transition Report on Form 10-K, available under the Company’s EDGAR profile at www.sec.gov, and Hut 8’s other continuous disclosure documents which are available under the Company’s SEDAR+ profile at www.sedarplus.ca and EDGAR profile at www.sec.gov.

Hut 8 Corp. Investor Relations

Sue Ennis

ir@hut8.com

Hut 8 Corp. Media Relations

media@hut8.com